  EXHIBIT 3.1

Website: www.nvsos.gov

BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
MMEX Resources Corporation

2. The articles have been amended as follows: (provide article numbers, if available)

ARTICLE IV
CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is Twelve Billion and Ten Million (12,010,000,000) shares, which shall consist of (i) Twelve Billion (12,000,000,000) shares of Common Stock, par value $0.001 per share (the "Common Stock"), and (ii) Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share (the "Preferred Stock").

(cont'd on next page)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 87.6%

4. Effective date and time of filing: (optional)	Date:	10/19/2018	Time:	3:00 pm
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X /s/ Jack W. Hanks

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

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Certificate of Amendment – MMEX Resources Corporation

2. (cont’d)

The Corporation does, by Amendment to this Certificate of Incorporation effective October 19, 2018 (the “Effective Date”), effect a reverses split of its shares of Common Stock (the “Old Common Stock”) issued and outstanding immediately before the Effective Date as follows: Each 100 shares of Old Common Stock outstanding immediately before the Effective Date, and each 100 shares of Old Common Stock issuable pursuant to an instrument exercisable for shares of Old Common Stock shall, on the Effective Date, be converted into, and become a right to receive, and the holders of the outstanding Old Common Stock or instruments exercisable for such Old Common Stock shall be entitled to receive therefore upon surrender of the certificates representing such shares of Old Common Stock to the Corporation, or upon exercise of such instrument, one new share of Class A Common Stock, $0.001 par value, or Class B Common Stock, $0.001 par value, as applicable, of the Corporation, subject to the treatment of fractional shares set forth herein. No scrip or fractional certificates will be issued.  In lieu of fractional shares, the Corporation will issue a whole share of Common Stock, $0.001 par value (Class A or Class B, as applicable), to the holders entitled thereto.

The voting powers, designations, preferences, privileges and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class or series of capital stock of the Corporation, shall be as provided in this Article IV.

A. PREFERRED STOCK.

The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. The designations, powers, preferences and relative, optional, conversion and other special rights, and the qualifications, limitations and restrictions thereof, of Preferred Stock of each class or series shall be such as are stated and expressed herein and, to the extent not stated and expressed herein, shall be such as may be fixed by the Board of Directors (authority so to do being hereby expressly granted) and stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of such class or series. Such resolution or resolutions shall (a) specify the class or series to which such Preferred Stock shall belong, (b) fix the dividend rate therefor, (c) fix the amount which the holders of Preferred Stock of such class or series shall be entitled to be paid in the event of a voluntary liquidation, dissolution or winding up of the Corporation, (d) state whether or not Preferred Stock of such class or series shall be redeemable and at what times and under what conditions and the amount or amounts payable thereon in the event of redemption, (e) fix the voting powers of the holders of Preferred Stock of such class or series, whether full or limited, or without voting powers, but in no event shall the holders of Preferred Stock of such class or series be entitled to more than one vote for each share held at all meetings of the stockholders of the Corporation; and may, in a manner not inconsistent with the provisions of this Article 4, (i) limit the number of shares of such class or series which may be issued, (ii) provide for a sinking or purchase fund for the redemption or purchase of shares of such class or series and the terms and provisions governing the operation of any such fund and the status as to reissuance of shares of Preferred Stock purchased or otherwise reacquired or redeemed or retired through the operation thereof, (iii) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issue of additional Preferred Stock or other capital stock ranking equally therewith or prior thereto as to dividends or distribution of assets on liquidation, and (iv) grant such other special rights to the holders of Preferred Stock of such class or series as the Board of Directors may determine and which are not inconsistent with the provisions of this Article 4. The term "fix for such class or series" and similar terms shall mean stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of the class or series referred to therein. No further action or vote of the stockholders shall be required for any action taken by the Board of Directors pursuant to this Article 4.

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B. COMMON STOCK

1. Designation. An aggregate of Ten Billion (10,000,000,000) shares of the authorized Common Stock shall be designated as Class A Common Stock, and Two Billion (2,000,000,000) shares of the authorized Common Stock shall be designated as Class B Common Stock. All issued shares of Common Stock, whether outstanding on the date hereof or issued hereinafter, shall be designated as Class A Common Stock, except that all shares issued or to be issued by the Corporation to Maple Resources Corporation or its affiliates in connection with the transactions contemplated by that certain Stock Purchase Agreement, dated March 4, 2017 shall be designated as Class B Common Stock. Notwithstanding the foregoing, each one share of Class B Common Stock shall be automatically converted into one share of Class A Common Stock upon the earlier of (i) the surrender to the Corporation by the holder thereof of such share of Class B Common Stock for voluntary conversion or (ii) the transfer or sale of such share of Class B Common Stock to any person other than Maple Resources Corporation, Jack W. Hanks, BNL Family Trust or one of their respective affiliates.

2. Voting. The holder of each share of Class A Common Stock shall be entitled to one vote for each such share as determined on the record date for the vote or consent of stockholders and shall vote together with the holders of Class B Common Stock as a single class upon any items submitted to a vote of stockholders, except with respect to matters requiring a separate series or class vote. The holder of each share of Class B Common Stock shall be entitled to ten votes for each such share as determined on the record date for the vote or consent of stockholders and shall vote together with the holders of Class A Common Stock as a single class upon any items submitted to a vote of stockholders, except with respect to matters requiring a separate series or class vote.

3. Except as set forth above, the rights of the holders of Class A Common Stock and Class B Common Stock shall be identical.

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